Exhibit 99.2

Mallard Acquisition Corp. Announces Closing of $110 Million Initial Public Offering

New York, October 29, 2020 – Mallard Acquisition Corp. (NASDAQ: MACUU, the “Company”) announced today that it closed its initial public offering of 11,000,000 units, resulting in total gross proceeds of $110,000,00.

The units began trading on The NASDAQ Capital Market (“NASDAQ”) on October 27, 2020 under the ticker symbol “MACUU”. Each unit consists of one share of common stock and one redeemable warrant to purchase one half share of common stock at $11.50 per whole share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ under the symbols “MACU” and “MACUW” respectively.

Chardan acted as sole book running manager in the offering.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Hunter Taubman Fischer & Li LLC acted as counsel to the underwriters.

About Mallard Acquisition Corp.

Mallard Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Mallard Acquisition Corp. intends to focus its search for a target business in the value-added distribution, industrial specialty services, and differentiated manufacturing sectors.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

P. Jeffrey Leck

Chief Executive Officer, President and Director

Jeff@MallardSPAC.com